Exhibit 99.1

Worksport Announces Pricing of Upsized $18.0 Million Public Offering, Uplisting to Nasdaq and Reverse Stock Split

TORONTO, August 3, 2021 – Worksport Ltd. (OTC: WKSP) (“Worksport” or the “Company”), a company that designs and distributes pickup truck covers called tonneau covers throughout the United States and Canada, including Tonneau covers that provide security and protection for cargo to personal pickup truck owners, today announced the pricing of its underwritten public offering of 3,272,727 units at a price to the public of $5.50 per unit. Each unit issued in the offering consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $6.05. The common stock and warrants are immediately separable and will be issued separately. The common stock and warrants are expected to begin trading on the Nasdaq Capital Market on August 4, 2021, under the symbols “WKSP” and “WKSPW,” respectively. Worksport expects to receive gross proceeds of $18.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses. In connection with the offering, the Company will effectuate a reverse split of its issued and outstanding common stock at a ratio of 1-for-20. The reverse stock split is expected to be effective at 12:01 a.m., Eastern Time, on Wednesday, August 4, 2021. The share numbers and pricing information in this release are adjusted to reflect the impact of the reverse stock split.

Worksport has granted the underwriters a 45-day option to purchase up to an additional 490,909 shares of common stock and/or an additional 490,909 warrants at the public offering price to cover over-allotments, if any. The offering is expected to close on August 6, 2021, subject to customary closing conditions.

Maxim Group LLC is acting as sole book-running manager for the offering.

The offering is being conducted pursuant to the Company’s registration statement on Form S-1 (File No. 333-256142), as amended, previously filed with, and subsequently declared effective by the Securities and Exchange Commission (“SEC”) and a related registration statement, filed on August 3, 2021 pursuant to Rule 462(b) (File No. 333-258429) and which was automatically effective upon filing. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Worksport

Worksport Ltd. designs and distributes pickup truck covers called tonneau covers throughout the United States and Canada. Tonneau covers are useful aftermarket accessories that provide security and protection for cargo to personal pickup truck owners. Worksport has developed soft vinyl tonneau covers and hard aluminum tonneau covers. Covers are offered in three or four-panel options. Once installed, our tonneau covers latch against the bed of the truck and fold up against the back window of the truck cab.

Worksport’s current products include the SC (Soft Cover) SC3 (Tri-panel), SC3pro (Tri-panel with cable latching system), and TC (Tough Cover) and TC3 lines. The Company is currently developing the SC4 (Soft Cover, Four-Panel), TC4 (Hard Cover, Four-Panel with cable latching system), and the TerraVis System. TerraVis is being developed as a two-component system that consists of a solar tonneau cover and portable core battery, chargeable by the solar cover. All of Worksport’s products are manufactured in China according to our specifications, schematics, and blueprints.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements regarding the timing and success of the proposed offering, the Company’s reverse stock split of outstanding shares of common stock and treasury shares, and the timing and financial impact of Worksport’s ability to implement its business plan, expected revenues, and future success. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including: Worksport’s ability to successfully compete in the marketplace for its current and future products, its ability to protect its intellectual property rights; the effectiveness of its sales, and marketing efforts, its ability to enter and execute favorable manufacturing and distribution agreements, whether its common stock and warrants begin trading on the Nasdaq Capital Market as expected, the consummation of the public offering as expected, the impact of the COVID-19 pandemic continues, and other factors, over which Worksport has no control.

Further information on our risk factors is contained in our registration statement on Form S-1 (File No. 333-256142) that we have filed with the SEC and the final prospectus, when available. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

Contact:

Worksport Ltd.

investors@worksport.com

888-554-8789